EXHIBIT 10.8

NOTICE OF PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD

under the

LIFEWAY FOODS, INC. 2022 OMNIBUS INCENTIVE PLAN

This AWARD, made as of the ___ day of __________, 20__, by Lifeway Foods, Inc., an Illinois corporation (the “Company”), to ____________________ (“Participant”), is made pursuant to and subject to the provisions of the Lifeway Foods, Inc. 2022 Omnibus Incentive Plan (the “Plan”). All terms that are used herein that are defined in the Plan shall have the same meanings given them in the Plan.

Contingent Performance Share Units

1.	Grant Date. Pursuant to the Plan, the Company, on __________ ___, 20__ (the “Grant Date”), granted Participant an incentive award (“Award”) in the form of (#) Performance-Based Restricted Stock Units (“Performance Share Units” or “PSUs”) (which number of Units is also referred to herein as the “Target Units”), subject to the terms and conditions of the Plan and subject to the terms and conditions set forth herein.

2.	Value. The value of each PSU on any date shall be equal to the value of one Share of the Company’s common stock on such date; and the value of the Company’s common stock is the Fair Market Value of the Shares (as defined in the Plan) on the relevant date.

3.	Restrictions. Except as otherwise provided herein, the Performance Share Units are unearned, nontransferable and are subject to a substantial risk of forfeiture. In addition, the Performance Share Units shall not be earned, and Participant’s interest in the Performance Share Units granted hereunder shall be forfeited, except to the extent that the following paragraphs are satisfied.

4.	Performance Criteria. Participant’s Performance Share Units shall be earned as soon as practicable after the end of the relevant Measurement Period based on the formulae and terms below (to the nearest whole Performance Share Unit). Such Performance Share Units shall be subject to the terms and conditions set forth in the following paragraphs of this Notice of Award.

(a)	The Measurement Period for the Performance Share Units is the period running from __________ ___, 20__ to __________ ___, 20__.

(b)	[Description of Performance Criteria and Definitions of all Relevant Terms to be inserted]

5.	Earning and Vesting of Performance Share Units. (a) As soon as practicable after the end of the Measurement Period, a determination shall be made by the Committee of the number of whole Units that Participant has earned. The date as of which the Committee determines the number of Units earned shall be the “Award Date.” All Units that are earned [As applicable—

ALTERNATIVE A-- shall be vested in accordance with the following schedule:

OR

ALTERNATIVE B--shall be immediately vested.

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6.	Time of Payment. Payment of Participant’s vested Performance Share Units shall be made as soon as practicable after the Award has become vested, but in no event later than March 15th of the calendar year after the year in which the Award becomes vested.

7.	Form of Payment. The vested Performance Share Units shall be paid, as determined solely at the discretion of the Company, [AS APPLICABLE-- in (a) whole shares of the Company’s Common Stock, (b) cash, and/or (c) a combination of both Stock and cash.]

Termination of Employment [During the Measurement Period/Before the Award Date] [or Vesting Period]

8.	[During the Measurement Period/Before the Award Date]. Anything in this Notice of Award to the contrary notwithstanding, if Participant separates from service during the Measurement Period but prior to the forfeiture of the Performance Share Units under paragraph 10,

ALTERNATIVE A-- all PSUs that are forfeitable shall be forfeited. OR

ALTERNATIVE B-- if the separation from service is due to a Qualifying Termination Event (as defined below), all PSUs that are forfeitable shall become fully earned and vested [as of the Award Date that would apply if there was no separation from service. OR

ALTERNATIVE C-- if the separation from service is due to a Qualifying Termination Event (as defined below), the portion of the PSUs that are forfeitable shall become earned and vested [as of the Award Date that would apply if there was no separation from service] as to a pro rata portion of the unearned and unvested portion of the PSUs, as determined in accordance with the following sentence. The pro rata portion of the PSUs that shall be earned and vested pursuant to the preceding sentence shall be equal to a fraction (not to exceed 1) of the total PSUs in each unvested Tranche of the PSUs where the numerator of such fraction shall be the number of full months of service performed by Participant after the Grant Date and prior to the Qualifying Termination Date, and the denominator of such fraction shall be determined in accordance with the following table:

Tranche No.	Denominator

The non-vested portion of the PSUs shall be forfeited.

9.	[IF APPLICABLE -- After the Measurement Period but prior to the Award Date. Anything in this Notice of Award to the contrary notwithstanding if, after the Measurement Period ends, but prior to the Award Date, Participant experiences a Qualifying Termination Event (as defined below), such Participant shall be entitled to their Target Units as of the Award Date to the extent earned pursuant to paragraph 5, and such earned Units shall be fully vested as of the Award Date.]

10.	Forfeiture of Unearned and Non-Vested Performance Units. All PSUs that are unearned and/or forfeitable shall be forfeited if Participant’s employment with the Company or an Affiliate terminates for any reason other than by reason of a [Qualifying Termination Event or] Change in Control as outlined in Paragraph[s 8, 9, 11 and] 14.

(a)	If the events described in paragraph 14 [or a Qualifying Termination Event] occur after the date that Participant is advised that their employment is being, or will be, terminated for Cause, on account of performance or in circumstances that prevent them from being in good standing with the Company, accelerated Award earning and vesting shall not occur and all rights under this Award shall terminate, and this Award shall expire on the date of Participant’s termination of employment.

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11.	[IF APPLICABLE Qualifying Termination Events. For purposes of this Award Notice, Qualifying Termination Event shall mean [AS APPLICABLE-- the Participant's death, Disability, involuntary termination by the Company or an Affiliate other than for Cause.] A Disability for purposes of this sub-paragraph (b) means a Participant's Permanent Disability as defined in Section 22(e)(3) of the Code. [Unless otherwise specified in an applicable employment agreement between the Company and the Participant, Cause for purposes of this Award shall have the meaning set forth in the Plan and the Committee shall have the authority to determine whether Participant’s termination from employment is for Cause or for any reason other than Cause.] ]

12.	Death of Participant. If Participant dies prior to the payment of their non-forfeitable PSUs, such Units shall be paid to their Beneficiary. Participant shall have the right to designate a Beneficiary in accordance with procedures established under the Plan for such purpose. If Participant fails to designate a Beneficiary, or if at the time of Participant’s death there is no surviving Beneficiary, any amounts payable will be paid to Participant’s estate.

13.	Taxes. Tax withholding requirements attributable to the earning and vesting of this PSU, including employment taxes, Federal income taxes, and state and local income taxes with respect to the state and locality where, according to the Company's system of records, Participant resides at the time this Award is earned and vests, except as otherwise might be determined to be required by the Company, will be satisfied by Participant as instructed in the established procedures of the Company. For these puroses, the Company may, at the request of the Participant, withhold from the Award, to the extent paid in Shares, the number of whole Shares of common stock necessary to satisfy tax-withholding requirements attributable to the earning and vesting of the Award. It is Participant's responsibility to properly report all income and remit all Federal, state, and local taxes that may be due to the relevant taxing authorities as the result of the earning and Vesting of this Award.

14.	Change in Control. Anything in this Notice of Award to the contrary notwithstanding, upon a Change in Control (as defined in the Plan), prior to the forfeiture of the Performance Share Units under paragraph 10,

ALTERNATIVE A -- all of the Target Units shall be earned and non-forfeitable as of the date of the Change in Control, based on the higher of actual or target performance as of such date. OR

ALTERNATIVE B—[describe other treatment in compliance with Section 17 of the Plan]

15.	No Right to Continued Employment. Neither this Award nor the granting or vesting of this Award shall confer upon Participant any right with respect to continuance of employment by the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate Participant’s employment at any time.

16.	Change in Capital Structure. In accordance with the terms of the Plan, the terms of this Award shall be adjusted as the Committee determines is equitable in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.

17.	Governing Law. This Award shall be governed by the laws of the State of Illinois and applicable Federal law. All disputes arising under this Award shall be adjudicated solely within the State or Federal courts located within the Northern District of the State of Illinois.

18.	Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Grant Date and the provisions of this Award, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Grant Date.

19.	Participant Bound by Plan. Participant has been provided a copy of the Plan and shall be bound by all the terms and provisions thereof.

20.	Binding Effect. Subject to the limitations stated above and in the Plan, this Award shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.

21.	Recoupment. In addition to any other applicable provision of the Plan, this PSU Award is subject to the terms of any separate Clawback Policy maintained by the Company, as such Policy may be amended from time to time.

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IN WITNESS WHEREOF, the Company has caused this Award to be signed on its behalf.

LIFEWAY FOODS, INC.

By:  _________________________________

        Name:

        Title:

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